UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 15, 2005

WORLD HEALTH ALTERNATIVES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-51001	04-3613924
(State of or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111

Pittsburgh, PA 15235

(Address of Principal Executive Offices / Zip Code)

(412) 829-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2005, World Health Alternatives, Inc. (the “Company”), and certain of its subsidiaries, received an extension of the Forbearance Agreement, as amended, from CapitalSource Finance LLC (“CapitalSource”), the lender under its Revolving Credit, Term Loan and Security Agreement dated February 14, 2005 (the “Credit Agreement”). Pursuant to the extension of the Forbearance Agreement, CapitalSource has agreed until September 15, 2005, to forbear exercising its rights and remedies under the Credit Agreement arising from the Company’s prior noncompliance with the terms of the Credit Agreement. The Company and CapitalSource are negotiating with the view toward entering into a new agreement providing forbearance for beyond September 15. However, CapitalSource is not obligated to do so, and the Company cannot provide assurance that CapitalSource will continue to provide forbearance to the Company.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above and Item 9.01 below.

Item 8.01 Other Events.

The Company announced that JC Nationwide, Inc., one of its subsidiaries, was one of the two awardees of a five-year Blanket Purchase Agreement (the “BPA”) with the Department of Health and Human Services (“DHHS”) related to nurse and physician staffing in select DHHS facilities in 11 states and the District of Columbia. There can be no certainty as to the value of the agreement to JC Nationwide, but the DHHS estimated in the BPA that the annual gross volume of purchases could exceed $55 million.

The Company has been served with three purported class action law suits, alleging violations of federal securities laws by the Company and other defendants relating to the matters recently reported by the Company. The plaintiffs seek compensatory damages and costs and expenses, including attorneys’ fees. Copies of the three complaints are included as Exhibits 99.1, 99.2 and 99.3.

Notwithstanding the extension to the Forbearance Agreement described in Item 1.01 above, the Company may be unable to satisfy its current short-term obligations. As previously reported, on August 18, 2005, the Company received a $4,000,000 bridge loan (the “Bridge Loan”) from Palisades Master Fund LLP (“Palisades”), which was due and payable on August 31, 2005. The Company does not currently have cash available to repay the Bridge Loan, and the Bridge Loan is now in default, accruing interest at 18% per annum. In addition, the Company received a $2,000,000 cash infusion on August 24, 2005, and the Company does not have cash available to repay such amount. Palisades has notified the Company of the default and requested repayment. In addition, Bristol Investment Fund, Ltd. (“Bristol”) has notified the Company that the Company is in default of the terms of the Company’s Convertible Debentures and related warrants to purchase common stock, issued by the Company in May 2005, due to alleged breaches by the Company of the terms of the Debenture and Purchase Agreement between the Company and Bristol. The Company has presented Palisades and Bristol with a standstill agreement, although the Company cannot provide any assurance that either party will agree to the terms of the standstill agreement, or that, if there is agreement, that the Company will be able to make payments to Palisades and Bristol. Due to the Company’s liquidity situation, the Company has engaged separate bankruptcy counsel to advise the Company on all of its options.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Complaint filed in Richard Delio, et al. v. World Health Alternatives, Inc., et al., in the Western District of Pennsylvania, dated August 25, 2005.

99.2	Complaint filed in Eric King, et al. v. World Health Alternatives, Inc., et al., in the Western District of Pennsylvania, dated August 25, 2005.

99.3	Complaint filed in Andrew Lasner, et al. v. World Health Alternatives, Inc., et al., in the Western District of Pennsylvania, dated August 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ John Sercu
John Sercu Acting President and Chief Operating Officer

Date: September 15, 2005